UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549


                                    FORM 8-K

                                 CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                 April 11, 2000
             (Date of Report - Date of earliest event reported)

                                COMMUNITY BANCORP.
           (Exact name of registrant as specified in its chapter)


    Vermont                          000-16435                03-0284070
(State of Incorporation)     (Commission File Number)      (IRS Employer
                                                            Identification No.)

                                Community Bancorp.
                                   Derby Road
                                Derby, VT  05829
                  (Address of Principal Executive Offices)


      Registrant's telephone number, including area code:  (802) 334-7915

                                 Not Applicable
        (Former name, former address, if changed since last report)


Item 5.  Other Events.

  On April 11, 2000, Community Bancorp. (the Company) issued a press release announcing a stock buyback plan. The Company plans to buy back up to 6% or 205,000 shares of its outstanding common stock. As of such date, the Company had 3.417 million outstanding shares. The text of the press release is filed as an exhibit to this report.


Item 7.  Exhibits

Exhibit 99 - Press release dated April 11, 2000.

                               SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                      COMMUNITY BANCORP.

DATED:  April 11, 2000                                /s/ Richard C. White
                                                      Richard C. White
                                                      President & Chief
                                                       Executive Officer


EXHIBITS

Exhibit 99


                       COMMUNITY BANCORP. REPORTS EARNINGS
                       AND ANNOUNCES STOCK REPURCHASE PLAN



  Community Bancorp., the parent company of Community National Bank, has reported first quarter earnings of $433,625 or $.13 per share, as compared to $410,797 or $.13 per share for the same period one year ago. Total assets as of March 31, 2000 were reported to be $232,279,143.

  The company has declared a cash dividend of sixteen cents per share, payable on May 1st to shareholders of record as of April 15th.

  The Board of Directors has also approved a Stock Repurchase Plan under which the Company is authorized to acquire up to 6% of the outstanding Common Stock, or up to approximately 205,000 shares, of the issued and outstanding shares of its Common Stock.

  The Company placed no deadline on the Repurchase Plan but expects to make open market and/or privately negotiated purchases from time to time over the next twelve months, in such amounts and at such prices as market conditions warrant, subject to appropriate regulatory considerations.

  The repurchased shares will be held in treasury and may be reissued from time to time pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan or for other general corporate purposes.